Exhibit 99.1

For further information contact:

Investor Relations:

Jesse Jenkins

901.597.8259

Jesse.Jenkins@servicemaster.com

Media:

James Robinson

901.597.7521

James.Robinson@servicemaster.com

ServiceMaster Names Naren Gursahaney Board Chair

Reaffirms 2019 guidance

MEMPHIS, TENN. — May 1, 2019  —ServiceMaster Global Holdings, Inc. (NYSE: SERV), a leading provider of essential services to residential and commercial customers in the termite, pest control, cleaning and restoration markets, today announced the appointment of Naren Gursahaney as Chair of the Board of Directors, succeeding Mark Tomkins.

Mr. Gursahaney’s experience leading the execution of ADT’s customer-centric growth strategy, as its CEO and a director following its spin-off from Tyco, will be instrumental in helping ServiceMaster leadership pursue its growth strategy following the spin-off of frontdoor, inc., the parent company of American Home Shield. In addition, Mr. Gursahaney’s experience as an independent director at NextEra Energy, a Fortune 200 company, will be invaluable as ServiceMaster continues to accelerate growth.

“Naren has been a valued board member and counselor to ServiceMaster,” said Chief Executive Officer Nik Varty. “His distinguished background as a successful leader of public companies and strong track record of sustainable growth will be a major asset to our executive team and our investors.”

Mr. Gursahaney was appointed to the board of directors in December 2017. He is the former president and chief executive officer of The ADT Corporation, a leading provider of security and automation solutions for homes and businesses in the United States and Canada. Prior to ADT’s separation from Tyco International Ltd. in September 2012, Gursahaney served as president of Tyco’s ADT North American Residential business segment and was the president of Tyco Security Solutions, then a provider of electronic security to residential, commercial, industrial and governmental customers and the largest operating segment of Tyco. He currently serves on the board of directors of NextEra Energy, Inc. Gursahaney has extensive operations, strategic planning and leadership experience in large, global residential and commercial services.

Mr. Tomkins will remain a member of the Board of Directors and will serve as Chair of the Audit Committee. Mr. Tomkins has served as one of our directors since June 2015 and Chair since May 2016. He has been a private investor since 2006. During his tenure as Chair of the Board, Mr. Tomkins left an indelible mark on the company. His stewardship during the Company’s executive leadership transition, the Terminix business transformation, and the restructuring of the company through the successful spin-off of the American Home Shield business has positioned the company for a strong future.

Full-Year 2019 Outlook

In addition, the company reaffirms its full-year 2019 outlook. The company continues to expect full-year 2019 revenue to range between $2,020 and $2,050 million and Adjusted EBITDA to range between $435 and $445 million with organic revenue growth at the Terminix segment between 2 and 3 percent for the year.

About ServiceMaster

ServiceMaster Global Holdings, Inc. is a leading provider of essential residential and commercial services, operating through an extensive service network of more than 8,000 company-owned locations and franchise and license agreements. The company’s portfolio of well-recognized brands includes AmeriSpec (home inspections), Copesan (commercial national accounts pest management), Furniture Medic (cabinet and furniture repair), Merry Maids (residential cleaning), ServiceMaster Clean (janitorial), ServiceMaster Restore (disaster restoration), Terminix (termite and pest control) and Terminix Commercial (commercial termite and pest control). The company is headquartered in Memphis, Tenn. Go to www.servicemaster.com for more information about ServiceMaster or follow the company at twitter.com/ServiceMaster or Facebook.com/ServiceMaster.